Exhibit 99.1

For Immediate Release November 15, 2004	Media Contact: Sonya Headen (702) 367-5222 Analyst Contact: Vicki Erickson (775) 834-5646

Nevada Power Files Deferred Rate Case

Firm Proposes to Stabilize Rates With Slight Decrease Expected in April 2005

Nevada Power Company, a subsidiary of Sierra Pacific Resources (NYSE: SRP), today made its required annual deferred energy filings with the Public Utilities Commission of Nevada (PUCN) to recover costs it has paid for fuel and purchased power as well as energy conservation and efficiency programs. The company is seeking recovery of $115.9 million in energy expenses incurred during the period October 1, 2003 through September 30, 2004. The recovery is strictly on a dollar-for-dollar basis for money spent to purchase energy and does not include any profit to the company. The company noted that natural gas prices experienced throughout the United States have over the past year reached their highest levels in history.

Today’s filings included a proposal previously presented to the PUCN that would eliminate volatility of prices for customers. Under its proposal, Nevada Power has requested that rate changes previously approved by the PUCN be delayed until April 1, 2005. If approved, electric rates for Nevada Power customers would remain at current levels until April 1, at which time overall rate decreases of approximately 1 to 4 percent would be anticipated. With the combined effect of the filings, typical single-family residential customers using 1250 kWh per month could expect their average monthly bill to decrease from $122.33 to $121.18.

“Our priorities are to continue providing safe, reliable and affordable power to our customers while maintaining the financial health of our business going forward,” said Pat Shalmy, president of Nevada Power Company. “Nevada Power management and personnel have worked hard to develop proposals with the intention of providing our customers the most stable rates possible and not subjecting them to frequent and unnecessarily large increases and decreases. Under our current proposals, customers will experience modest rates decreases in April 2005 and these would be the only changes in Nevada Power rates until April of 2006.”

The company said that the deferred energy balance accrued this year can principally be attributed to the higher natural gas prices. Before recovery, all wholesale costs are extensively reviewed in hearings conducted by the PUCN.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries in the near future and the financial performance of the Company’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, adverse decisions in the Enron litigation or other pending or future litigation, unfavorable rulings in Nevada Power’s future rate cases, Nevada Power Company’s ability to access the capital markets for construction and capital costs and general corporate purposes, and their ability to purchase sufficient power to meet power demands. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004 and their Annual Reports on Form 10-K for the year ended December 31, 2003, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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